EXHIBIT 23.2

Deloitte & Touche LLP
Suite 1200
201 East Kennedy Boulevard
Tampa, Florida   33602



INDEPENDENT AUDITORS' CONSENT

To the Board of Directors and Stockholders of Outback Steakhouse, Inc.
Tampa, Florida

We consent to the incorporation by reference in this Registration Statement of Outback Steakhouse, Inc., (the "Company") on Form S-3 of our report dated February 21, 1996, incorporated by reference in the Annual Report on Form 10-K of the Company for the year ended December 31, 1995 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP
Tampa, Florida

February 20, 1997